Exhibit 10

                         SEARS, ROEBUCK AND CO.
                         3333 Beverly Road
                         Hoffman Estates, IL 60179


                                                  JOHN SLOAN
                                                  Senior Vice President
                                                  Human Resources
                                                  847-286-0558
                                                  Fax 847-286-3258


December 14, 1998


Ms. Anastasia Kelly
11206 River View Road
Potomac, Maryland 20854-1568

Dear Stasia,

As discussed, this letter will confirm our offer of employment to join Sears, Roebuck and Co. as Executive Vice President, General Counsel and Secretary reporting to Arthur C. Martinez, Chairman and CEO, Sears, Roebuck and Co.

Your compensation package will consist of the following:

  Annual base salary of $450,000, with periodic increases based upon performance.

  Sign-on bonus of $100,000.

  Participation in the Sears Annual Incentive Plan. Your annual incentive opportunity will Equate to a bonus target equal to 85% of base salary, amounting to $382,500 on an annualized basis. The annual incentive performance objective for your position will be based 100% on our achievement of Sears earnings per share, as well as your performance on the individual priorities we will agree to. Currently the Company performance portion of the plan pays for performance as follows:

  -- Threshold (90% of prior year Earnings Per Share) pays 25% of target -- Target (110% of prior year Earnings per Share) pays 100% of target -- Maximum (130% of prior year Earnings Per Share) pays 230% of target


  Performance goals for Sears are based on improvement over prior year results. We will guarantee a minimum bonus award for 1999 of $382,500, payable in February, 2000.

  100,000 non-qualified stock option shares will vest in three equal annual installments from the date of grant and will include a reload feature and tax withholding rights.

  25,000 shares of restricted stock which will vest from the date of grant as follows:

            9,000 shares in two years;
            8,000 shares in three years; and
            8,000 shares in five years.
            5,000 shares
            These shares will also include tax withholding rights.

  Participation in the Sears Long-Term Incentive Plan with an incentive target of 125% of base pay. For the 1997-1999 cycle, 87.5% of your long-term incentive target will be conveyed in Sears stock options and 37.5% through shares of Sears common stock. The Performance Incentive Plan awards will be determined based on achievement of our Total
  Performance Index objectives. The Performance Incentive Plan award can range between 50%-150% of the target award. Plan participants receive this award in March, 2000. We will guarantee a minimum payout for 1999 of $168,750 in Sears common stock. Since 1999 is an overlapping cycle year, one-half of this award for the 1997-1999 cycle will be paid in March, 2000 as part of the 1997-1999 cycle. The remaining half will be distributed in March, 2002 as part of the 1999-2001 cycle payout.

  Participation in standard company benefits commensurate with your position.

  A service enhancement to your final pension benefit will be provided through the non-qualified pension plan. The service enhancement will be accrued to you as a 2-year-for-1-year service credit during your employment with Sears up until age 60. The value based on your current base salary and annual incentive paid at target would equate to a lump sum value of approximately $2,400,000.

  We will extend our relocation assistance program and have previously included information for your review.

  Nothing contained in this letter shall limit the right of you or Sears to terminate your employment with or without cause at any time. However, in the event that Sears should involuntarily terminate you other than for cause during your first two years of employment, you will receive two years base salary plus two years target annual incentive. This will constitute the entire damages you may claim against Sears on account of such termination of employment. In exchange for this severance protection, you will be required to sign our standard Non-Compete/Change-in-Control Agreement. In situations when employment has been involuntarily terminated, it has been our common practice to provide a leave of absence period during which options and restricted stock would continue to vest.

The above is contingent upon your satisfactorily passing a pre-employment drug test, satisfactory referral verification and approval by the Sears Compensation Committee of the Board.

Stasia, we have great confidence in your ability to significantly contribute to the future success of Sears. I look forward to working with you to build that success.

                                    Sincerely,


                                    /s/ John Sloan